Exhibit 99.1

TransEnterix, Inc. Reports Operating Results for the Fourth Quarter and Full Year 2013

RESEARCH TRIANGLE PARK, N.C., Mar. 5, 2014 (BUSINESS WIRE) – TransEnterix, Inc. (OTCBB:TRXC), a medical device company that is pioneering the use of flexible instruments and robotics to improve how minimally invasive surgery is performed, today announced its operating and financial results for the fourth quarter and full year 2013, as well as its 2014 key objectives.

2013 Accomplishments

•	Advanced the development of the SurgiBotTM system, a minimally invasive surgical robotic system that allows the surgeon to be patient-side within the sterile field

•	Conducted pre-clinical labs with key opinion leading surgeons using the SurgiBot

•	Completed the merger with SafeStitch Medical, Inc.

•	Closed a $30.2 million equity financing

•	Strengthened the management team, appointing Joseph Slattery as Executive Vice President & CFO

2014 Key Objectives

•	Complete a pre-submission FDA filing for the SurgiBot™ system in the first quarter

•	Launch a flexible advanced energy device in the second quarter

•	Begin SurgiBot first-in-man cases in third quarter

•	Submit our SurgiBot regulatory filings in the fourth quarter

•	Complete a financing in the first half of the year and uplist on the NYSE MKT

The Company has also scheduled an Investor & Analyst Event for April 3, 2014 in Salt Lake City.

“2013 was a transformational year for TransEnterix, as we made significant progress in the development of the SurgiBot and completed the SafeStitch merger,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “We are enthusiastic about the market opportunity for our SurgiBot system and look forward to bringing this innovative surgical robotic solution to the market.”

Financial Results

Comparison of Selected Consolidated Financial Results (in thousands, except net loss per share)

Three Months Ended December 31, Full Year Ended December 31,

	2013	2012	2013	2012
Total revenue	$219	$374	$1,431	$2,115
Net loss	$8,031	$3,731	$28,358	$15,425
Net loss per share	$0.04	$0.69	$0.45	$2.86
Weighted average common shares	187,173	5,391	63,655	5,391

Revenue was $219,000 in the fourth quarter of 2013, representing a 41% decrease from revenue of $374,000 in the fourth quarter of 2012. The decrease in revenue was primarily due to lower sales volumes of the SPIDER® Surgical System as a result of the reduction in our U.S. sales force headcount. TransEnterix has chosen to focus resources on the development of the SurgiBot system and away from continued investment in sales and marketing of the SPIDER System.

Research and development expenses were $4.8 million in the fourth quarter of 2013, compared with $1.7 million in the fourth quarter of 2012. The increase was largely attributable to higher personnel-related expenses as we increased headcount in our research and development and regulatory functions and an increase in other expenses related to product development of our SurgiBot.

Sales and marketing expenses for the fourth quarter of 2013 were $453,000 compared to $732,000 in the fourth quarter of 2012. The decrease was primarily related to lower personnel-related costs and decreased travel related expenses as we reduced our direct sales and marketing personnel and lowered expenditures for marketing clinical studies, demonstration product, tradeshows and other marketing expenses.

General and Administrative for the fourth quarter of 2013 were $1.6 million compared to $0.6 million in the fourth quarter of 2012. The increase was primarily due to higher personnel costs, greater costs associated with stock based compensation, and increased costs associated with being a public company.

Net loss in the fourth quarter of 2013 was $8.0 million compared to a net loss of $3.7 million in the fourth quarter of 2012.  Net loss per common share was $0.04 in the fourth quarter of 2013 based on 187.2 million weighted average common shares outstanding compared to a net loss per share of $0.69 in the fourth quarter of 2012 based on 5.4 million weighted average common shares outstanding.

Cash, cash equivalents and short term investments were $16.2 million as of December 31, 2013.

Conference Call

TransEnterix, Inc. will host a conference call on Wednesday, March 5, 2014 at 8:00 am ET to discuss its fourth quarter and full year 2013 operating and financial results. To listen to the conference call on your telephone, please dial (855) 469-0612 for domestic callers or (484) 756-4268 for international callers ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio webcast or the archived recording, use the following link http://ir.transenterix.com/events.cfm.

Financial Statements

On September 3, 2013, SafeStitch Medical, Inc. (now TransEnterix, Inc.) and TransEnterix Surgical, Inc., formerly known as TransEnterix, Inc., consummated a merger transaction (the “Reverse Merger”) whereby TransEnterix Surgical, Inc. merged with a merger subsidiary of SafeStitch Medical, Inc., with TransEnterix Surgical, Inc. as the surviving entity in the merger. As a result of the merger, TransEnterix Surgical, Inc. became a wholly owned subsidiary of SafeStitch Medical, Inc. On December 6, 2013, SafeStitch Medical, Inc. changed its corporate name to TransEnterix, Inc.

The Reverse Merger has been accounted for as a reverse acquisition under which TransEnterix Surgical, Inc. was considered the acquirer of SafeStitch Medical, Inc. As such, the financial statements of TransEnterix Surgical, Inc. are treated as the historical financial statements of the combined company, with the results of SafeStitch Medical, Inc. being included from September 3, 2013.

As a result of the Reverse Merger with SafeStitch Medical, Inc., historical common stock amounts and additional paid in capital have been retroactively adjusted.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of flexible instruments and robotics to improve minimally invasive surgery. The company is focused on the development and commercialization of SurgiBot™, a minimally invasive surgical robotic system that allows the surgeon to be patient-side within the sterile field. For more information, visit the company’s website at www.transenterix.com.

Forward Looking Statements

This press release includes statements relating to the SurgiBot system and our current regulatory and commercialization plans for the system. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations and include whether we will complete a pre-submission FDA filing of the SurgiBot™ system in the 2014 first quarter, whether we will launch a flexible advanced energy device in the 2014 second quarter, whether we will begin SurgiBot first-in-man cases in the 2014 third quarter, whether we submit our SurgiBot system regulatory filings in the 2014 fourth quarter, whether we can complete a financing in first half of 2014 and uplist to the NYSE MKT, and whether we will be able to bring the SurgiBot system to the market. Factors that could cause our results to differ materially from those described include, but are not limited to, whether the SurgiBot system’s 510(k) application(s) will be cleared by the U.S. FDA, whether the combined company will be successful in 2014 and beyond, the pace of adoption of our product technology by surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success and market opportunity of our continuing and new product development efforts, including the SurgiBot system, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2013, the Form 8-K filed on September 6, 2013 and subsequent SEC reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Westwicke Partners

Mark Klausner, 443-213-0501

transenterix@westwicke.com

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except net loss per share)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013		2012
	(Unaudited)	(Unaudited)
Sales	$219	$374		$1,431		$2,115

Operating Expenses
Cost of goods sold	714	955		4,810		4,420
Research and development	4,845	1,731		12,700		6,283
Sales and marketing	453	732		1,943		3,723
General and administrative	1,556	587		4,221		2,763
Loss on disposal of property and equipment	450	—		450		—
Merger expenses	20	—		2,911		—

Total Operating Expenses	8,038	4,005		27,035		17,189

Operating Loss	(7,819)	(3,631)		(25,604)		(15,074)

Other (Expense) Income
Remeasurement of fair value of preferred stock warrant liability	—	—		(1,800)		—
Interest expense, net	(212)	(100)		(954)		(351)

Total Other (Expense) Income, net	(212)	(100)		(2,754)		(351)

Net Loss	$(8,031)	$(3,731)	$	(28,358)	$	(15,425)

Other comprehensive income (loss)	—	—		—		—

Comprehensive loss	$(8,031)	$(3,731)	$	(28,358)	$	(15,425)

Net loss per share — basic and diluted	$(0.04)	$(0.69)		$(0.45)		$(2.86)

Weighted average common shares outstanding — basic and diluted	187,173	5,391		63,655		5,391

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

	December 31,		December 31,
	2013		2012
Assets
Current Assets
Cash and cash equivalents		$10,014	$8,896
Short-term investments		6,191	907
Accounts receivable, net		188	536
Interest receivable		68	16
Inventory, net		701	1,382
Other current assets		593	235

Total Current Assets		17,755	11,972

Restricted cash		375	375
Property and equipment, net		1,864	1,767
Intellectual property, net		2,741	3,241
Trade names, net		10	—
Goodwill		93,842	—
Other long term assets		127	205

Total Assets	$	116,714	$17,560

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable		$1,804	$521
Accrued expenses		1,406	538
Note payable — current portion		3,879	1,519

Total Current Liabilities		7,089	2,578

Long Term Liabilities
Preferred stock warrant liability		—	109
Note payable — less current portion		4,602	8,481

Total Liabilities		11,691	11,168

Commitments and Contingencies

Redeemable Convertible Preferred Stock
Series A Redeemable Convertible Preferred Stock, $0.001 par value, 5,734,402 shares authorized; and 5,696,261 shares issued and outstanding at December 31, 2012		—	19,885
Series B Redeemable Convertible Preferred Stock, $0.001 par value, 11,504,298 shares authorized; and 11,489,972 shares issued and outstanding at December 31, 2012		—	40,016
Series B-1 Redeemable Convertible Preferred Stock, $0.001 par value, 48,454,545 shares authorized; and 45,998,220 shares issued and outstanding at December 31, 2012		—	15,104

Stockholders’ Equity (Deficit)
Common stock $0.001 par value, 750,000,000 and 130,322,900 shares authorized at December 31, 2013 and December 31, 2012, respectively; 244,207,733 and 5,391,095 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively		244	5
Additional paid-in capital		203,043	1,288
Accumulated deficit		(98,264)	(69,906)

Total Stockholders’ Equity (Deficit)		105,023	(68,613)

Total Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)	$	116,714	$17,560